Exhibit 99.1

Katie Keenan Named Chief Executive Officer of Blackstone Mortgage Trust

Steve Plavin to Continue as Senior Managing Director of BREDS and Oversee European Business

New York, May 19, 2021 – Blackstone Mortgage Trust, Inc. (NYSE:BXMT) today announced that Katie Keenan, BXMT’s President, has been named Chief Executive Officer of BXMT, effective June 30, 2021. She will succeed Steve Plavin, who remains a key member of the Blackstone Real Estate Debt Strategies leadership team and will oversee BREDS’ best-in-class European platform. In connection with her appointment, Ms. Keenan will join the BXMT Board of Directors. Mike Nash continues in his role as Executive Chairman of the Board of Directors.

This announcement marks the culmination of a multi-year transition plan. Over the past few years, Ms. Keenan has taken on increasing responsibility within BXMT, playing an integral role in managing the company’s investment strategy and operations. Prior to being appointed BXMT’s President in February 2020, she served as BXMT’s Executive Vice President for Investments. Since Katie joined the management team of BXMT in 2018, the BXMT portfolio has grown by over 50% to $18.7 billion today, with consistently strong credit performance and returns.

Steve has led BXMT since its re-IPO in 2013, overseeing a period of significant growth and strong performance for the business. The REIT has grown to a world-class, leading commercial mortgage lender with an $18.7 billion portfolio and $4.6 billion market cap and yielded total returns to shareholders of 10.8% annualized.

Mr. Plavin said, “Katie is the ideal person to lead BXMT through its next chapter. Since joining the BXMT leadership team, she has taken on increasing responsibility for the business and proven to be an exceptional investor, strategist and manager. I look forward to joining the team in London and leading the growing BREDS Europe business, while working closely with Katie to ensure a seamless transition.”

Ms. Keenan added, “I am grateful to Steve for his leadership in building BXMT into the premier commercial mortgage REIT in the market, and it has been a great privilege to work closely with him in managing BXMT over the past several years. The company has an excellent track record and draws from a deep bench of talent and experience as part of the Blackstone platform. We are extremely well positioned for future performance and growth, and I look forward to continuing to work closely with Steve in the transition and in his new role in Europe.”

Ms. Keenan joined Blackstone in 2012. During her tenure, she has overseen the origination of over $8 billion of loans across asset types and markets. She led the origination of BXMT’s $1.8 billion construction loan on Tishman Speyer’s Spiral project, which is BXMT’s largest loan to date and one of the largest construction loans ever in New York City, as well as BXMT’s $724 million first mortgage financing of Hudson Commons and $888 million first mortgage financing of the Rosslyn Office Portfolio.

Ms. Keenan graduated cum laude with an A.B. in History from Harvard College. Before joining Blackstone, Ms. Keenan held positions at G2 Investment Group, Lubert-Adler Real Estate Funds and in the Real Estate Investment Banking Group at Lehman Brothers. She sits on the Advisory Board of NYPEN Real Estate and is a member of WX New York Women Executives in Real Estate, an organization that aims to promote the advancement of women in commercial real estate. She is also a member of the Board of Directors of Getting Out and Staying Out, a direct services non-profit focused on partnering with people impacted by arrest and incarceration on a journey of education, employment, and emotional wellbeing to reduce recidivism.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust (NYSE:BXMT) is a real estate finance company that originates senior loans collateralized by commercial real estate in North America, Europe, and Australia. Our investment objective is to preserve and protect shareholder capital while producing attractive risk-adjusted returns primarily through dividends generated from current income from our loan portfolio. Our portfolio is composed primarily of loans secured by high-quality, institutional assets in major markets, sponsored by experienced, well-capitalized real estate investment owners and operators. These senior loans are capitalized by accessing a variety of financing options, depending on our view of the most prudent strategy available for each of our investments. We are externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone. Further information is available at www.bxmt.com.

About Blackstone

Blackstone (NYSE: BX) is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, and the communities in which it works. Blackstone does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s asset management businesses, with $649 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-Looking Statements and Other Matters

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Blackstone Mortgage Trust’s current views with respect to, among other things, Blackstone Mortgage Trust’s operations and financial performance and the impact of the COVID-19 pandemic. You can identify these forward-looking statements by the use of words such as “outlook,” “objective,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Blackstone Mortgage Trust believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such factors may be further updated from time to time in its periodic filings with the Securities and Exchange Commission (“SEC”) which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Blackstone Mortgage Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Investor Relations and Public Affairs

Investor Relations

Blackstone

+1 (888) 756-8443

BlackstoneShareholderRelations@Blackstone.com

Public Affairs

Blackstone

+1 (212) 583-5263

PressInquiries@Blackstone.com